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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
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Guest Supply, Inc.
4301 U.S. Highway One                             Contact: Paul Xenis
P.O. Box 902                                      Vice President, Finance
Monmouth Junction, NJ 08852                       Guest Supply, Inc.
(609) 514-9696                                    (609) 514-9696
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Guest Supply, Inc. Announces Record First Quarter Results

Monmouth Junction, New Jersey, January 26, 2001/BUSINESSWIRE/-- Guest Supply, Inc. (NYSE:GSY) today announced record sales and earnings for the first quarter ended December 29, 2000.

Net sales for the first quarter of fiscal 2001 reached a record $90,314,000, up 13.0% from the $79,910,000 reported for the first quarter of fiscal 2000. Net income for the first quarter of fiscal 2001 was $2,968,000, compared to $1,822,000 in fiscal 2000, a gain of 62.9%. Earnings per diluted common share increased 57.7% to $0.41 for this year's first quarter versus $0.26 in the comparable period last year.

Commenting on the results, Clifford W. Stanley, President and CEO of Guest Supply said, "We are pleased to report a gain of 23% in operating income for the quarter and sales growth of 13%. As a percent of sales, gross margin increased from 21.5% to 21.8%. In spite of inflationary increases in fuel and other shipping expenses, as well as continued investment in guestsupply.com and Guest Purchasing Services, selling, general and administrative expenses remained constant as a percent of sales. Pretax earnings for the period increased 30.2% from $3,079,000 to $4,009,000. The decrease in the effective tax rate from 41% to 26% is primarily the result of a tax benefit attributable to the liquidation of our New Zealand operations."

Guest Supply, Inc. (the "Company") is a leading supplier of housekeeping and other operating supplies to the lodging industry and a premier manufacturer of health and beauty aid products for consumer products companies and retailers. Guest has achieved leading positions in its markets by focusing on excelling at design, product development, manufacturing and distribution.

Certain statements made herein may contain forward-looking information about the Company. The following are some of the most significant factors that may cause the Company's actual results to differ materially from those described in any forward-looking statements made by the Company: a downturn in the lodging industry resulting in lower demand for the Company's products, the loss of or decline in sales to a major customer, failure to secure new business, inefficiencies at the Company's manufacturing facility, the inability to increase prices to customers to compensate for inflationary cost increases, problems implementing the Company's e-commerce initiative, or a decline in sales and gross margin as a result of competitive pressures, including from aggregators on the Internet.
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                              Financial Highlights
                                   (unaudited)
                                  In Thousands
                            except per share amounts


                                      Thirteen Weeks              Thirteen Weeks
                                          Ended                       Ended
                                      Dec. 29, 2000               Dec. 31, 1999


Sales                                    $ 90,314                    $ 79,910
Cost of sales                              70,608                      62,765
                                           ------                      ------
  Gross profit                             19,706                      17,145


Selling, gen. & admin. expenses            14,848                      13,199
                                           ------                      ------
  Operating income                          4,858                       3,946


Interest expense                              849                         867
                                            -----                       -----
  Pretax income                             4,009                       3,079


Income tax expense                          1,041                       1,257
                                            -----                       -----


Net income                                $ 2,968                     $ 1,822
                                          =======                     =======

Earnings per common share:
  Basic                                    $ 0.45                      $ 0.28
                                           ======                      ======
  Diluted                                  $ 0.41                      $ 0.26
                                           ======                      ======


Weighted average common shares:
  Basic                                     6,633                       6,418
                                            =====                       =====
  Diluted                                   7,399                       7,282
                                            =====                       =====


Supplemental financial information
  EBITDA                                  $ 6,473                     $ 5,412
                                          =======                     =======

Note: Certain reclassifications have been made to prior year amounts to conform to the current year presentation.